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EXHIBIT 10.15

                              TERMINATION AGREEMENT

      THIS TERMINATION AGREEMENT (the "Agreement) entered into by and between GEORGE OFF, a resident of the Commonwealth of Pennsylvania (the "Chairman"), and CHECKPOINT SYSTEMS, INC., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the "Company") this 28th day of December, 2007.

      WHEREAS, the Chairman and the Company entered into an Amended and Restated Employment Agreement as of January 1, 2006 (the "Employment Agreement"); and

      WHEREAS, in recognition of the Board of Directors' election of Robert van der Menve as Chief Executive Officer of Company as of December 27, 2007, it is appropriate to revise certain terms of the Employment Agreement and to confirm the Chairman's status as Chairman of the Board of Directors from that date forward.

      NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

      1. The Chairman confirms his resignation as an employee and officer of the Company effective as of December 27, 2007, and the Company confirms its acceptance of such resignation.

         The parties further agree that the Chairman's resignation was for Good Reason (as defined in the Employment Agreement).

      3. The Chairman shall continue to serve as Chairman of the Board of Directors of the Company until his removal by the Board or his resignation, and he shall use his best efforts to assist management during the transition period following Mr, van der Merwe's appointment as Chief Executive Officer, provided that the Chairman shall not resign for reasons other than physical incapacity before the earlier of Dece. hor 31, 2008 or such date as of which the Board has concluded that a sufficient transition period has elapsed.V

      4. The Chairman shall be entitled to such compensation for his services as Chairman of the Board of Directors as determined by the Board.

      5. Section 10(b) of the Employment Agreement is hereby amended in the following respects:

         (a) The Good Reason severance payment will not include e pro rate portion of Average Annual Incentive Compensation.

         (b) The restricted stock units granted to the Chairman on April 1, 2005 shall not become vested as a result of his Good Reason termination.

         (c) The Good Reason severance payment shall include an additional amount equal to the bonus which the Chairman would have earned as the Chief Executive Officer of the Company for the current fiscal year had he not resigned prior to the close of the fiscal year, reduced by $400,000. Such additional amount shall be paid no later than March 15, 2008.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

ATTE ST:                               CHECKPOINT SYSTEMS, INC.

/s/ Erica Elliott                      By:  R. Keith Elliott
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                                       /s/    George Off
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